Exhibit 11                 Statement of Computation of Per Share Earnings

                       Set forth below is the basis for the computation of earnings per share for periods shown.

                                                 Year Ended December 31
                                           2002         2001            2000
                                           ----         ----            ----

Earnings (loss) Per Common Share

        Basic                            $  (0.78)        (0.99)    $   (1.82)

        Average Shares Outstanding        822,250       822,250       487,763


        Diluted                          $  (0.78)        (0.99)    $   (1.82)


        Average Shares Outstanding        822,250       822,250       487,763